UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2010

Imagin Molecular Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-29449	13-4099008
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Grant Square, #315, Hinsdale, Illinois 60521
(Address of principal executive office, including zip code)

(630) 230-8734
(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On June 3, 2010, Joseph G. Oliverio resigned as Director and Chief Executive Officer of the Registrant, Corey Conn resigned as Director and Chief Financial Officer of the Registrant and Neil Sy resigned as Director of the Registrant.

On June 3, 2010, Patrick J. Rooney, Ghassan Barazi and Nicholas Anthony Havercroft  were elected and appointed to the Board of Directors of the Registrant. Also on that date, Mr. Rooney was appointed Director of Corporate Development and Mr. Barazi was appointed the Registrant’s President.

Patrick J. Rooney, 70, Chairman and Director of Corporate Development.  Mr. Rooney is a co-founder of the Planet Green Bottle Corporation and has served as its Director of Corporate Development since 2008.  Simultaneously therewith and since 2004, Mr. Rooney has served as Director of Corporation Development for IMAGIN Diagnostic Centres, Inc. (“IDC”) a Canadian company which is a pioneer in imaging-based cancer, cardiac and neurological disease diagnosis.  Mr. Rooney became CEO and sole director of IDC in February, 2007.  Patrick Rooney has a long career of founding and funding early stage technology-based medical and environmental companies that have a purpose of making a contribution to the health and well-being of society.  Historically Mr. Rooney has completed approximately 150 initial public offering (IPO’s) and/or reverse mergers.  Mr. Rooney was the control shareholder and CEO of an office services company Services Resources Corporation (name changed to Ameriscribe) whose shares were listed on the N.Y.S.E. and was sold to Pitney Bowes.

On September 27, 2007 the Ontario Securities Commission alleged that Mr. Rooney and IDC traded in securities of IDC without registration.  Mr. Rooney and IDC have opposed the allegation.  After a hearing, a decision has not yet been rendered by the OSC.  In 1987, Mr. Rooney was charged by the United States with tax evasion and signing a false tax return for taxes due for the taxable year 1983.  At trial Mr. Rooney was acquitted of tax evasion and convicted of signing a false tax return.  The amount of tax unpaid as calculated on his 1983 tax return charged in the offence was $9,000.  Mr. Rooney paid taxes in excess of $800,000 in 1983 and it was demonstrated at trial that Mr. Rooney in fact overpaid his 1983 taxes therefore an acquittal for tax evasion resulted.  In 2001, Mr. Rooney settled a civil case with the Securities and Exchange Commission on alleged insider trading, without denying or admitting wrongdoing and agreed not to conduct activities paramount to operating as a broker/dealer.  Mr. Rooney agreed to a settlement which included return of profits and penalties in an amount of $1,800,000.

Ghassan Barazi, 46, President, Director. Since 2007, Mr. Barazi has served as the CEO of CARE Imaging Centres, and CI Pharma, both companies involved in performing PET (positron emission tomography) scans for cancer patients.  Mr. Barazi, a mechanical engineer, started his career when he formed Cad Venture, a company specializing in computer aided design for the mold, and tool and die industry related to the automotive manufacturers. He redirected  his career to the medical business as a co-founder of The Windsor Laser Eye Institute.  Barazi helped launched ICON Laser Eye Centers Inc. in Canada in 1995.  ICON became the fastest growing Lasik Company in the world, boasting more than 40 centers in Europe, Canada, and the USA.  Mr. Barazi established a marketing concept around “The War Room” a centralized call center, backed by a web-based driven patient acquisition methodology and value pricing.  Mr. Barazi is considered a marketing expert especially in the segment defined as the retail medicine industry.

Nicholas Anthony Havercroft, 45, Director.  Mr. Havercroft is a co-founder of the Planet Green Bottle Corporation and has served as its Chairman since 2008. Mr. Havercroft has successfully established and currently operates various large scale farming enterprises, steel manufacturing business, fruit and vegetable importing and tobacco manufacturing businesses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2010	By:	/s/ Ghassan Barazi

Ghassan Barazi, President

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